Exhibit 12.1

GRAUBARD MILLER

THE CHRYSLER BUILDING

405 LEXINGTON AVENUE

NEW YORK, NEW YORK 10174

June 19, 2017

Chicken Soup for the Soul Entertainment, Inc.

132 E. Putnam Avenue, Floor 2W

Cos Cob, Connecticut 06807

Dear Sirs:

Reference is made to the Offering Statement on Form 1-A, as amended (“Offering Statement”), filed by Chicken Soup for the Soul Entertainment, Inc. (“Company”), a Delaware corporation, under the Securities Act of 1933, as amended (“Act”), and Regulation A thereunder. The Offering Statement relates to the issuance and sale by the Company of up to 2,241,983 shares (“Company Shares”) of Class A common stock, par value $0.0001 per share (“Common Stock”), of the Company and up to 258,017 shares (“Selling Stockholder Shares”) of Common Stock by certain selling stockholders named in the Offering Statement.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that:

1.             The Company Shares, when issued and sold in accordance with and in the manner described in the Offering Statement, will be duly authorized, validly issued, fully paid and non assessable.

2.             The Selling Stockholder Shares have been duly authorized and are validly issued, fully paid and non-assessable.

Our opinions set forth herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law.

We hereby consent to the use of this opinion as an exhibit to the Offering Statement, to the use of our name as your counsel and to all references made to us in the Offering Statement and in the Offering Circular forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller